Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
May 1, 2025	Kevin Gundersen	Ivan Marcuse
The Woodlands, TX	(281) 719-4627	(281) 719-4637
NYSE: HUN

Huntsman Announces First Quarter 2025 Earnings

First Quarter Highlights

•	First quarter 2025 net loss attributable to Huntsman of $5 million compared to net loss of $37 million in the prior year period; first quarter 2025 diluted loss per share of $0.03 compared to diluted loss per share $0.22 in the prior year period.

•	First quarter 2025 adjusted net loss attributable to Huntsman of $19 million compared to adjusted net loss of $11 million in the prior year period; first quarter 2025 adjusted diluted loss per share of $0.11 compared to adjusted diluted loss per share of $0.06 in the prior year period.

•	First quarter 2025 adjusted EBITDA of $72 million compared to $81 million in the prior year period.

•	First quarter 2025 net cash used in operating activities from continuing operations was $71 million. Free cash flow from continuing operations was a use of cash of $107 million for the first quarter 2025 compared to a use of cash of $105 million in the prior year period.

	Three months ended
	March 31,
In millions, except per share amounts	2025	2024
Revenues	$1,410	$1,470

Net loss attributable to Huntsman Corporation	$(5)	$(37)
Adjusted net loss(1)	$(19)	$(11)

Diluted loss per share	$(0.03)	$(0.22)
Adjusted diluted loss per share(1)	$(0.11)	$(0.06)

Adjusted EBITDA(1)	$72	$81

Net cash used in operating activities from continuing operations	$(71)	$(63)
Free cash flow from continuing operations(2)	$(107)	$(105)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported first quarter 2025 results with revenues of $1,410 million, net loss attributable to Huntsman of $5 million, adjusted net loss attributable to Huntsman of $19 million and adjusted EBITDA of $72 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“Since our last earnings call, short term business conditions continue to change markedly. Low visibility and customer uncertainty regarding demand trends over the coming months are pressuring order patterns in many of our key markets, including construction, transportation, and other industrial related markets. The cautious customer order patterns are muting the seasonal volume improvement our markets typically experience during the second quarter. While we are hopeful that demand conditions improve, we are not waiting for that to happen and remain aggressive on costs which include announced workforce reductions as well as asset optimization in both Europe and North America. We are on-track to complete our review of strategic options for our European maleic anhydride business by this summer, which we will communicate once completed. Protecting the balance sheet remains a priority in addition to focusing on cash generation as we navigate the Company through the current environment.”

Segment Analysis for 1Q25 Compared to 1Q24

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended March 31, 2025 compared to the same period of 2024 was primarily due to lower average selling prices, partially offset by higher sales volumes. Average selling prices decreased primarily due to unfavorable sales mix. Sales volumes increased primarily due to improved demand and share gains in certain markets. The increase in segment adjusted EBITDA was primarily due to lower raw materials costs, lower fixed costs and higher sales volumes, partially offset by unfavorable sales mix, the negative impact of major foreign currency exchange rate movements against the U.S. dollar and lower equity earnings from our minority-owned joint venture in China.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended March 31, 2025 compared to the same period of 2024 was primarily due to lower sales volumes, partially offset by favorable sales mix. Sales volumes decreased primarily due to lower customer demand and unplanned production outages at our Moers, Germany facility. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes mainly in Europe, partially offset by favorable sales mix.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended March 31, 2025 compared to the same period of 2024 was primarily due to lower average selling prices. Average selling prices decreased primarily due to unfavorable sales mix and the negative impact of major foreign currency exchange rate movements against the U.S. dollar. Sales volumes remained relatively stable. The decrease in segment adjusted EBITDA was primarily due to lower average selling prices.

Corporate, LIFO and other

For the three months ended March 31, 2025, adjusted EBITDA from Corporate and other was a loss of $36 million as compared to a loss of $43 million for the same period of 2024 due to a decrease in corporate overhead costs and an increase in unallocated foreign currency exchange gains, partially offset by an increase in LIFO valuation losses.

Liquidity and Capital Resources

During the three months ended March 31, 2025, our free cash flow used in continuing operations was a use of $107 million as compared to a use of $105 million in the same period of 2024. As of March 31, 2025, we had approximately $1.3 billion of combined cash and unused borrowing capacity.

During the three months ended March 31, 2025, we spent $36 million on capital expenditures from continuing operations as compared to $42 million in the same period of 2024. During 2025, we expect to spend between approximately $180 million to $190 million on capital expenditures.

Income Taxes

In the first quarter of 2025, our effective tax rate was 56% and our adjusted effective tax rate was not meaningful.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2025 financial results on Friday, May 2, 2025 at 10:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=J4Z1igJk

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the second quarter 2025, a member of management is expected to present at:

KeyBanc Industrials & Materials Conference, May 28, 2025

Deutsche Bank Global Industrials & Materials Conference, June 4, 2025

Wells Fargo Industrials & Materials Conference, June 10, 2025

Fermium Research Annual C-Suite Conference, June 24, 2025

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts	2025	2024
Revenues	$1,410	$1,470
Cost of goods sold	1,209	1,269
Gross profit	201	201
Operating expenses, net	196	209
Restructuring, impairment and plant closing costs	1	11
Gain on acquisition of assets, net	(5)	(52)
Prepaid asset write-off	-	71
Income associated with the Praxair litigation, net	(33)	-
Operating income	42	(38)
Interest expense, net	(19)	(19)
Equity in income of investment in unconsolidated affiliates	1	19
Other income (expense), net	3	2
Income from continuing operations before income taxes	27	(36)
Income tax expense	(15)	20
Income from continuing operations	12	(16)
(Loss) income from discontinued operations, net of tax	(1)	(7)
Net (loss) income	11	(23)
Net income attributable to noncontrolling interests	(16)	(14)
Net (loss) income attributable to Huntsman Corporation	$(5)	$(37)

Adjusted EBITDA(1)	$72	$81
Adjusted net income (1)	$(19)	$(11)

Basic (loss) income per share	$(0.03)	$(0.22)
Diluted (loss) income per share	$(0.03)	$(0.22)
Adjusted diluted income per share(1)	$(0.11)	$(0.06)

Common share information:
Basic weighted average shares	172	172
Diluted weighted average shares	172	172
Diluted shares for adjusted diluted income (loss) per share	172	172

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended
	March 31,		(Worse) /
In millions	2025	2024	Better
Segment Revenues:
Polyurethanes	$912	$926	(2)%
Performance Products	257	291	(12)%
Advanced Materials	249	261	(5)%
Total Reportable Segments' Revenues	1,418	1,478	(4)%

Intersegment Eliminations	(8)	(8)	n/m
Total Revenues	$1,410	$1,470	(4)%

Segment Adjusted EBITDA(1):
Polyurethanes	$42	$39	8%
Performance Products	30	42	(29)%
Advanced Materials	36	43	(16)%
Total Reportable Segments' Adjusted EBITDA(1)	108	124	(13)%

Corporate, LIFO and other	(36)	(43)	16%
Total Adjusted EBITDA(1)	$72	$81	(11)%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	March 31, 2025 vs. 2024
	Average Selling Price(a)
	Local	Exchange	Sales
	Currency & Mix	Rate	Volume(b)	Total
Polyurethanes	(3)%	(2)%	3%	(2)%

Performance Products	5%	(1)%	(16)%	(12)%

Advanced Materials	(4)%	(2)%	1%	(5)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income		Diluted Loss
	EBITDA		Expense		(Loss)		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts	2025	2024	2025	2024	2025	2024	2025	2024
Net income (loss)	$11	$(23)			$11	$(23)	$0.06	$(0.13)
Net income attributable to noncontrolling interests	(16)	(14)			(16)	(14)	(0.09)	(0.08)
Net loss attributable to Huntsman Corporation	(5)	(37)			(5)	(37)	(0.03)	(0.22)
Interest expense, net from continuing operations	19	19
Income tax expense (benefit) from continuing operations	15	(20)	$(15)	$20
Income tax benefit from discontinued operations	-	(1)
Depreciation and amortization from continuing operations	69	69
Business acquisition and integration (gain) expenses and purchase accounting inventory adjustments	(5)	20	-	(18)	(5)	2	(0.03)	0.01
EBITDA / Loss from discontinued operations	1	8	N/A	N/A	1	7	0.01	0.04
Establishment of significant deferred tax asset valuation allowance	-	-	9	-	9	-	0.05	-
Certain legal and other settlements and related (income) expenses	(33)	1	7	-	(26)	1	(0.15)	0.01
Amortization of pension and postretirement actuarial losses	7	8	(2)	(1)	5	7	0.03	0.04
Restructuring, impairment and plant closing and transition costs	4	14	(2)	(5)	2	9	0.01	0.05
Adjusted(1)	$72	$81	$(3)	$(4)	(19)	(11)	$(0.11)	$(0.06)

Adjusted income tax expense(1)					3	4
Net income attributable to noncontrolling interests					16	14
Adjusted pre-tax income (1)					$-	$7

Adjusted effective tax rate(3)					N/M	57%

Effective tax rate					56%	56%

N/M = not meaningful

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Balance Sheets

	March 31,	December 31,
In millions	2025	2024
Cash	$334	$340
Accounts and notes receivable, net	797	725
Inventories	1,030	917
Prepaid Expenses	95	114
Other current assets	30	29
Property, plant and equipment, net	2,494	2,493
Other noncurrent assets	2,452	2,496
Total assets	$7,232	$7,114

Accounts payable	$738	$770
Other current liabilities	518	470
Current portion of debt	284	325
Long-term debt	1,670	1,510
Other noncurrent liabilities	851	876
Huntsman Corporation stockholders’ equity	2,951	2,959
Noncontrolling interests in subsidiaries	220	204
Total liabilities and equity	$7,232	$7,114

Table 6 – Outstanding Debt

	March 31,	December 31,
In millions	2025	2024
Debt:
Revolving credit facility	$273	$-
Senior notes	1,486	1,799
Accounts receivable programs	163	-
Variable interest entities	14	16
Other debt	18	20

Total debt - excluding affiliates	1,954	1,835

Total cash	334	340
Net debt - excluding affiliates(4)	$1,620	$1,495

See end of press release for footnote explanations.

Table 7 – Summarized Statements of Cash Flows

	Three months ended
	March 31,
In millions	2025	2024
Total cash at beginning of period	$340	$540

Net cash used in operating activities from continuing operations	(71)	(63)
Net cash used in operating activities from discontinued operations	(3)	(2)
Net cash provided by (used in) investing activities from continuing operations	6	(30)
Net cash used in investing activities from discontinued operations	-	-
Net cash provided by financing activities	60	108
Effect of exchange rate changes on cash	2	(1)

Total cash at end of period	$334	$552

Free cash flow from continuing operations(2):
Net cash used in operating activities from continuing operations	$(71)	$(63)
Capital expenditures	(36)	(42)

Free cash flow from continuing operations(2)	$(107)	$(105)

Supplemental cash flow information:
Cash paid for interest	$(8)	$(12)
Cash paid for income taxes	(12)	(15)
Cash paid for restructuring and integration	(3)	(17)
Cash paid for pensions	(8)	(10)
Depreciation and amortization from continuing operations	69	69

Change in primary working capital:
Accounts and notes receivable	$(65)	$(87)
Inventories	(101)	(38)
Accounts payable	(32)	30
Total change in primary working capital	$(198)	$(95)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income (loss) because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests; (b) interest expense, net; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses; (f) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interests; (b) amortization of pension and postretirement actuarial losses; (c) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, net, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	We believe the adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(4)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2024 revenues of approximately $6 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 60 manufacturing, R&D and operations facilities in approximately 25 countries and employ approximately 6,300 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

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Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, high energy costs in Europe, inflation and high capital costs, geopolitical instability, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.